Exhibit 99.1

POWERSECURE REPORTS THIRD QUARTER 2014 RESULTS

Wake Forest, N.C. – November 5, 2014 – PowerSecure International, Inc. (NYSE: POWR) today reported its third quarter 2014 results. Highlights include:

•	Third quarter 2014 revenues of $65.0 million

•	Gross margin of 27.8 percent

•	GAAP EPS of ($0.02)

•	Record backlog grows to $360 million

•	LED gross margins expand by 13 percentage points year-over-year to 39.2 percent

“The third quarter represents another quarter of strong progress in our execution with exceptional energy efficiency margins, new business wins that have increased our backlog and a strengthened pipeline of distributed generation project opportunities,” said Sidney Hinton, chief executive officer of PowerSecure.

“With our record backlog, and the additional opportunities we hope to leverage from our recent acquisitions, we believe we are very well positioned and are excited for 2015,” Hinton added.

Third Quarter 2014:

PowerSecure’s third quarter 2014 (3Q 2014) revenues were $65.0 million, a decrease of $16.5 million, or 20.2 percent, from the third quarter of 2013 (3Q 2013), driven by a 36.2 percent year-over-year (y-o-y) decrease in revenues from distributed generation (DG) products and services and a 7.1 percent y-o-y decrease in revenues from utility infrastructure (UI) products and services. Revenues from energy efficiency (EE) products and services increased 0.7 percent y-o-y. The following table sets forth the revenues by product and service category (segment) for 3Q14 and 3Q13, and the y-o-y variance.

	Quarter Ended September 30,		Period-over-Period Difference
	2014	2013	$	%
Segment Revenues:
Distributed Generation	$25,946	$40,648	$(14,702)	(36.2)
Utility Infrastructure	22,460	24,166	(1,706)	(7.1)
Energy Efficiency	16,806	16,696	110	0.7
Intersegment Eliminations	(168)	—	(168)	n/m

Total	$65,044	$81,510	$(16,466)	(20.2)

Gross margin as a percentage of revenue was 27.8 percent in 3Q 2014 compared to 26.3 percent in 3Q 2013. The y-o-y gross margin increase was driven primarily by an increase in the gross margins of our energy efficiency segment, driven by efficiency gains in LED lighting, due to sourcing and manufacturing improvements, and strong margins for our government and retail energy efficiency services projects.

Operating expenses for 3Q 2014 were $18.6 million, compared to $15.5 million in 3Q 2013. The $3.1 million y-o-y increase in operating expenses was primarily due to increases in general and administrative expense due to increases in personnel, including sales team additions, benefits and insurance, stock compensation expense, professional fees to support our business platforms, and depreciation and amortization from our investments in company-owned distributed generation systems and acquisition-related intangibles.

Diluted GAAP earnings per share (EPS) was a loss of $0.02 in 3Q 2014, compared to income of $0.17 in 3Q 2013.

The company completed the third quarter of 2014 with $43.9 million in cash, no cash drawn on its revolving credit facility, and term debt and capital leases of $23.7 million.

The company’s capital expenditures during 3Q 2014 were $4.2 million, with $1.9 million of this capital invested to deploy systems to support PowerSecure-owned long-term recurring revenue distributed generation projects, and the remaining $2.3 million primarily invested in the purchase of equipment for its utility infrastructure and distributed generation businesses.

PowerSecure Segment Results:

Distributed Generation

Distributed generation revenues in 3Q 2014 of $25.9 million reflect a 36.2 percent decrease versus 3Q 2013. Total DG gross margin in 3Q 2014 was 32.1 percent compared to 34.2 percent in the same period last year. DG gross margin not including solar projects in 3Q 2014 was 37.7 percent compared to 36.7 percent in the same period last year.

The revenue decrease was driven by a longer sales cycle surrounding newer large scale opportunities and a reduction in the number of smaller and medium sized projects generating revenue in 3Q 2014. The decrease in total DG gross margin was due to the higher mix of revenue contributed by our solar projects at a lower gross margin than our core DG business.

Utility Infrastructure

Utility Infrastructure revenues in 3Q 2014 of $22.5 million reflect a 7.1 percent decrease versus 3Q 2013. Utility infrastructure gross margin in 3Q 2014 increased to 14.8 percent from 12.3 percent in 3Q 2013.

The y-o-y decrease in UI revenues was primarily due to the company slowing its new business development activity in early 2014, which reduced revenues in 3Q 2014 compared to 3Q 2013, as it focused on improving operational efficiency in its utility services business. The y-o-y gross profit margin increase in UI was driven primarily by improved operational efficiencies in our utility services group.

Energy Efficiency

Energy Efficiency revenues in 3Q 2014 of $16.8 million reflect a 0.7 percent increase versus 3Q 2013. EE gross margin in 3Q 2014 increased to 38.2 percent from 27.5 percent last year.

Approximately 57 percent of EE revenues in Q3 2014 consisted of LED lighting sales, while the remainder came from government and retail energy efficiency projects. The gross margin for our LED solutions was 39.2 percent in 3Q 2014, compared to 26.5 percent in 3Q 2013. The increase in our LED lighting gross margin was driven primarily by the successful completion of our LED lighting restructuring, including decreases in cost of goods sold as a result of transitioning to a more efficient sourcing and manufacturing process.

Backlog

The company’s revenue backlog stands at a record $360 million, as of the date of this release. This includes new business from awards announced on September 26, 2014, October 15, 2014 and October 31, 2014. The company’s revenue backlog represents revenue expected to be recognized after September 30, 2014, for periods including the fourth quarter of 2014 onward.

This backlog figure compares to the revenue backlog of $349 million announced in the company’s second quarter 2014 earnings release issued on August 6, 2014, which represented revenue expected to be recognized after June 30, 2014, and $240 million in revenue backlog announced in the company’s 3Q 2013 earnings release issued on November 6, 2013.

The company’s $360 million revenue backlog and the estimated timing of revenue recognition are outlined below, including “project-based revenues” expected to be recognized as projects are completed, and “recurring revenues” expected to be recognized over the life of the underlying contracts:

Revenue Backlog expected to be recognized after September 30, 2014
Description	Anticipated Revenue	Estimated Primary Recognition Period
Project-based Revenue — Near term	$173 million	4Q14 through 2Q15
Project-based Revenue — Long term	$119 million	3Q15 through 2016
Recurring Revenue	$68 million	4Q14 through 2020

Revenue Backlog expected to be recognized after September 30, 2014	$360 million

Note: Anticipated revenue and estimated primary recognition periods are subject to risks and uncertainties as indicated in the Company’s safe harbor statement, below. Consistent with past practice, these figures are not intended to constitute the Company’s total revenue over the indicated time periods, as the Company has additional, regular on-going revenues. Examples of additional, regular recurring revenues include revenues from engineering fees, and service revenue, among others. Numbers may not add due to rounding.

Orders in the company’s revenue backlog are subject to delay, deferral, acceleration, resizing or cancellation from time to time, and estimates are utilized in the determination of the backlog amounts. Given the irregular sales cycle of customer orders, and especially of large orders, the revenue backlog at any given time is not necessarily an accurate indication of our future revenues.

Conference Call Information

The company will host a conference call commencing today at 5:30 p.m. ET. The call can also be accessed by dialing 888-680-0878 (or 617-213-4855 if dialing internationally) and providing pass code 92502125. If you are unable to participate during the live webcast, a replay of the conference call will be available approximately two hours after the completion of the call through midnight on November 19, 2014. To listen to the replay, dial 888-286-8010 (or 617-801-6888 if dialing internationally), and enter passcode 23152872. In addition, the webcast will be archived on the company’s website at www.powersecure.com

About PowerSecure

PowerSecure International, Inc. is a leading provider of utility and energy technologies to electric utilities, and their industrial, institutional and commercial customers. The company is a pioneer in developing Interactive Distributed Generation® power systems which provide the most reliable backup power in the industry and sophisticated smart grid capabilities which enable the company to forecast electricity demand and electronically deploy the systems to deliver more efficient, and environmentally friendly, power at peak power times. This approach provides utilities with dedicated electric power generation capacity to utilize for demand response purposes and can provide customers with significant economic returns on their backup power investment. Its proprietary distributed generation system designs utilize a range of technologies to deliver power, including renewables. The company’s energy efficiency segment develops energy efficient lighting technologies that improve the quality of light, including its proprietary Solais®, EfficientLights® and EnergyLite® LED products for retail, supermarket, commercial, museum and outdoor applications, and it provides energy efficiency services to super ESCOs. PowerSecure’s utility infrastructure segment provides electric utilities with transmission and distribution infrastructure maintenance and construction services, and engineering and regulatory consulting services. Additional information is available at www.powersecure.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical facts, including but not limited to statements concerning the outlook for the company’s future revenues, earnings, margins, cash resources and cash flow and other financial and operating information and data, including expectations about the remainder of 2014 and about 2015; the company’s future business operations, strategies and prospects; and all other statements concerning the plans, intentions, expectations, projections, hopes, beliefs, objectives, goals and strategies of management, including statements about other future financial and non-financial items, performance or events and about present and future products, services, technologies and businesses; and statements of assumptions underlying the foregoing.

Forward-looking statements are not guarantees of future performance or events and are subject to a number of known and unknown risks, uncertainties and other factors that are difficult to predict and could cause actual results to differ materially from those expressed, projected or implied by such forward-looking statements. Important risks, uncertainties and other factors include, but are not limited to, the on-going downturn, disruption and volatility in the economy, financial markets and business markets and the effects thereof on the company’s markets and customers, the demand for its products and services, and the company’s access to capital; the size, timing and terms of sales and orders, including the company’s revenue backlog discussed in this press release, and the risk of customers delaying, deferring or canceling purchase orders or making smaller purchases than expected; the company’s ability to successfully and timely execute the recently announced large solar distributed generation projects and related contracts and the risks of the conditions to such projects not being satisfied or of the company incurring liquidated damages or other liabilities under those contracts; the potential adverse financial and reputational consequences that can result from safety risks and hazards such as accidents inherent in the company’s operations; the impact of the company’s recent business acquisitions; the company’s ability to reduce and control its costs and expenses; the timely and successful development, production and market acceptance of new and enhanced products, services and technologies of the company; the ability of the company to obtain adequate supplies of key components and materials of sufficient reliability and quality for its products and technologies on a timely and cost-effective basis and the effects of related warranty claims and disputes; the ability of the company to successfully expand its core distributed generation products and services, to successfully develop and achieve market acceptance of its new energy-related businesses, to successfully expand its recurring revenue projects, to manage its growth and to address the effects of any future changes in utility tariff structures and environmental requirements on its business solutions; the effects of competition; changes in customer and industry demand and preferences; the ability of the company to continue the growth and diversification of its customer base; the ability of the company to attract, retain, and motivate its executives and key personnel; changes in the energy industry in general and the electricity, oil, and natural gas markets in particular, including price levels; the effects of competition; the ability of the company to secure and maintain key contracts and relationships; the effects of pending and future litigation, claims and disputes, including but not limited to the recently filed securities class action litigation; and other risks, uncertainties and other factors identified from time to time in its reports filed with or furnished to the Securities and Exchange Commission, including the company’s most recent Annual Report on Form 10-K, as well as subsequently filed reports on Form 10-Q and Form 8-K, copies of which may be obtained by visiting the investor relations page of the company’s website at www.powersecure.com or the SEC’s website at www.sec.gov.

Accordingly, there is no assurance that the results expressed, projected or implied by any forward-looking statements will be achieved, and readers are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof and are based on the current plans, goals, objectives, strategies, intentions, expectations and assumptions of, and the information currently available to, management. The company assumes no duty or obligation to update or revise any forward-looking statements for any reason, whether as the result of changes in expectations, new information, future events, conditions or circumstances or otherwise.

Contact:

John Bluth

PowerSecure International, Inc.

(919) 453-2103

POWERSECURE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues	$65,044	$81,510	$174,910	$196,654
Cost of sales (excluding depreciation and amortization)	46,973	60,060	131,467	141,581

Gross profit	18,071	21,450	43,443	55,073

Operating expenses:
General and administrative	14,280	11,511	40,994	33,854
Selling, marketing and service	2,136	2,073	6,611	5,563
Depreciation and amortization	2,181	1,925	6,496	5,190
Restructuring charges	—	—	427	—

Total operating expenses	18,597	15,509	54,528	44,607

Operating income (loss)	(526)	5,941	(11,085)	10,466
Other income and (expenses):
Interest income and other income	5	21	14	61
Interest expense	(329)	(262)	(921)	(497)

Income (loss) before income taxes	(850)	5,700	(11,992)	10,030
Income tax expense (benefit)	(314)	2,227	(4,449)	3,906

Net income (loss)	(536)	3,473	(7,543)	6,124
Net loss attributable to non-controlling interest	—	—	—	181

Net income (loss) attributable to PowerSecure International, Inc.	$(536)	$3,473	$(7,543)	$6,305

Earnings (loss) per share attributable to PowerSecure International, Inc. common stockholders:
Basic	$(0.02)	$0.17	$(0.34)	$0.33

Diluted	$(0.02)	$0.17	$(0.34)	$0.32

Weighted average common shares outstanding during the period:
Basic	22,353	20,325	22,228	19,205

Diluted	22,353	20,654	22,228	19,528

POWERSECURE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except share data)

	September 30,	December 31,
	2014	2013
Assets
Current Assets:
Cash and cash equivalents	$43,860	$50,915
Trade receivables, net of allowance for doubtful accounts of $602 and $544, respectively	79,342	89,801
Inventories	29,871	16,864
Income taxes receivable	5,784	1,045
Deferred tax asset, net	5,289	5,368
Prepaid expenses and other current assets	3,811	2,235

Total current assets	167,957	166,228

Property, plant and equipment:
Equipment	63,587	56,706
Furniture and fixtures	593	572
Land, building and improvements	6,283	6,134

Total property, plant and equipment, at cost	70,463	63,412
Less accumulated depreciation and amortization	21,414	17,467

Property, plant and equipment, net	49,049	45,945

Other assets:
Goodwill	30,832	30,226
Restricted annuity contract	3,137	3,137
Intangible rights and capitalized software costs, net of accumulated amortization of $6,639 and $4,955, respectively	7,847	8,715
Other assets	1,887	1,240

Total other assets	43,703	43,318

Total Assets	$260,709	$255,491

POWERSECURE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except share data)

	September 30,	December 31,
	2014	2013
Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$29,500	$24,299
Accrued and other liabilities	39,376	31,195
Accrued restructuring liabilities	185	965
Current portion of long-term debt	3,731	3,731
Current portion of capital lease obligation	973	935

Total current liabilities	73,765	61,125

Long-term liabilities:
Revolving line of credit	—	—
Long-term debt, net of current portion	18,765	21,563
Capital lease obligation, net of current portion	252	986
Deferred tax liability, net	8,884	8,865
Other long-term liabilities	3,816	3,365

Total long-term liabilities	31,717	34,779

Commitments and contingencies

Stockholders’ Equity:
PowerSecure International stockholders’ equity:
Preferred stock - undesignated, $.01 par value; 2,000,000 shares authorized; none issued and outstanding	—	—
Preferred stock - Series C, $.01 par value; 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value; 50,000,000 shares authorized; 22,370,100 and 21,945,720 shares issued and outstanding, respectively	224	219
Additional paid-in-capital	160,545	157,401
Retained earnings (deficit)	(5,492)	2,051
Accumulated other comprehensive income (loss)	(50)	(84)

Total stockholders’ equity	155,227	159,587

Total Liabilities and Stockholders’ Equity	$260,709	$255,491

POWERSECURE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(in thousands)

	Nine Months
	Ended September 30,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$(7,543)	$6,124
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	6,496	5,190
Stock compensation expense	1,504	438
(Gain) loss on disposal of miscellaneous assets	(92)	(21)
Changes in operating assets and liabilities, net of effect of acquisitions:
Trade receivables, net	10,459	(16,496)
Inventories	(12,606)	(4,607)
Deferred taxes	79	—
Other current assets and liabilities	(6,316)	3,129
Other noncurrent assets and liabilities	(482)	(446)
Accounts payable	5,201	8,022
Accrued and other liabilities	8,181	(9,967)
Accrued restructuring liabilities	(780)	(444)

Net cash provided by (used in) operating activities	4,101	(9,078)

Cash flows from investing activities:
Acquisitions, net of cash acquired	(750)	(9,542)
Purchases of property, plant and equipment	(8,527)	(4,744)
Additions to intangible rights and software development	(494)	(469)
Proceeds from sale of property, plant and equipment	465	158

Net cash used in investing activities	(9,306)	(14,597)

Cash flows from financing activities:
Net proceeds from stock offering	—	34,447
Borrowings (payments) on revolving line of credit	—	—
Proceeds from long-term borrowings	—	25,000
Principal payments on long-term borrowings	(2,798)	(1,013)
Principal payments on capital lease obligations	(696)	(660)
Repurchases of common stock	(416)	(88)
Proceeds from stock option exercises	2,060	999

Net cash provided by (used in) financing activities	(1,850)	58,685

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(7,055)	35,010
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	50,915	19,122

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$43,860	$54,132

Non-GAAP Pro forma Financial Measures Discussion:

References to our third quarter and year-to-date 2013 and 2014 Adjusted EBITDA, which we define as our earnings before interest, taxes, depreciation and amortization, and charges, as discussed and shown in this release, constitutes a non-GAAP “pro forma” financial measure.

We believe that Adjusted EBITDA, as a non-GAAP pro forma financial measure, provides meaningful information to investors in terms of enhancing their understanding of our operating performance and results, as it allows investors to more easily compare our financial performance on a consistent basis compared to the prior year periods. This non-GAAP financial measure also corresponds with the way we expect investment analysts to evaluate and compare our results. Any non-GAAP pro forma financial measures should be considered only as supplements to, and not as substitutes for or in isolation from, or superior to, our other measures of financial information prepared in accordance with GAAP, such as net income attributable to PowerSecure International, Inc.

We define and calculate Adjusted EBITDA as net income attributable to PowerSecure International, Inc., minus: 1) interest income and other income, plus: 2) restructuring charges 3) acquisition expenses, 4) income tax expense (or minus an income tax benefit), 5) interest expense, 6) depreciation and amortization and 7) stock compensation expense. We disclose Adjusted EBITDA because we believe it is a useful metric by which to compare the performance of our business from period to period. We understand that measures similar to Adjusted EBITDA are broadly used by analysts, rating agencies, investors and financial institutions in assessing our performance. Accordingly, we believe that the presentation of Adjusted EBITDA provides useful information to investors. The table below provides a reconciliation of Adjusted EBITDA to net income attributable to PowerSecure International, Inc., the most directly comparable GAAP financial measure.

PowerSecure International, Inc.

Non-GAAP Pro forma Measures

Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, and Charges)

Calculations and Reconciliation

($000’s except per share data, some rounding throughout)

	Three Months Ended		Nine Months Ended
	Sept 30, 2014	Sept 30, 2013	Sept 30, 2014	Sept 30, 2013
Adjusted EBITDA Calculation/Reconciliation
Net income (loss) attributable to PowerSecure International, Inc.	(536)	3,473	(7,543)	6,305

Items to Subtract from Net Income
Interest income and other income	(5)	(21)	(14)	(61)

Items to Add to Net Income
Restructuring Charges - Cost of Sales	0	0	312	0
Restructuring Charges - Op Expense	0	0	427	0
Acquisition Expenses	16	30	16	560
Income tax expense (benefit)	(314)	2,227	(4,449)	3,906
Interest expense	329	262	921	497
Depreciation and Amortization	2,181	1,925	6,496	5,190
Stock compensation expense	610	149	1,504	438

Adjusted EBITDA	2,281	8,045	(2,330)	16,835